Exhibit 10.2

FIFTH AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of February 3, 2023 (this “Fifth Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V Electronics Ltd., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), Dixie Electric Ltd., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), Dixie Electric Inc., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

Borrowers, Agent and the Lenders are party to the Loan Agreement pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders (i) waive the Specified Events of Default (as defined below) and (ii) make certain amendments to the Loan Agreement, and Agent and Lenders agree to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.          Waiver.  Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent and the Lenders hereby waive the following Events of Default: (a) any existing Event of Default arising under Section 10.5 of the Loan Agreement resulting from the failure to comply with the minimum Fixed Charge Coverage Ratio level required pursuant to Section 6.5(a) of the Loan Agreement as of the end of the fiscal quarter ending December 31, 2022, (b) any existing Event of Default arising under Section 10.5 of the Loan Agreement resulting from the failure to comply with the maximum Total Leverage Ratio required pursuant to Section 6.5(b) of the Loan Agreement as of the end of the fiscal quarter ending December 31, 2022, and (c) solely relating to any Default or Event of Default described in clauses (a) and (b) above or resulting from the same, any existing Event of Default arising under Section 10.2 of the Loan Agreement resulting from any representation, warranty, certification, or other statement made by the Borrowers that no Default or Event of Default has occurred and is continuing (collectively, the “Specified Events of Default”). Notwithstanding the foregoing waivers, the Borrowers hereby agree that Agent and the Lenders are not obligated to waive any future Event of Default under the Loan Agreement.

3.           Amendments.

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Extraordinary Freight Costs” shall mean extraordinary and non-recurring freight costs above the freight surcharge Borrowers have passed on to Customers.

“Fifth Amendment” shall mean that certain Waiver and Fifth Amendment to Amended and Restated Loan Agreement dated as of February 3, 2023, by and among Borrowers, Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” shall mean the date on which the conditions precedent to the effectiveness of the Fifth Amendment are fulfilled or waived.

“Fifth Amendment Fee Letter” shall mean the fee letter dated February 3, 2023 between Agent and Borrowing Agent.

“Unsuppressed Undrawn Availability” at a particular date shall mean an amount equal to (a) the sum of the US Formula Amount plus the Canadian Formula Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Maximum Undrawn Amount of all outstanding Letters of Credit and the Term Loan) plus (ii) all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date that are not otherwise (x) on formal extended terms which have been approved by Agent or (y) subject to a good faith dispute.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety:

“Applicable Margin” shall mean for Revolving Advances, Swing Loans, and the Term Loan commencing July 1, 2018 (using the March 31, 2018 financials), and thereafter until the Fifth Amendment Effective Date, effective as of the first day of the month following the month in which the quarterly financial statements of the Loan Parties on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter are due to be delivered (each day on which an adjustment is to be made, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted from that in effect prior to such date, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Total Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

TOTAL LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR TERM SOFR RATE LOANS
	Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan
Less than or equal to 0.50 to 1.00	1.25%	1.25%	2.25%	2.25%
Greater than 0.50 to 1.00 but less than 1.50 to 1.00	1.50%	1.50%	2.50%	2.50%
Greater than or equal to 1.50 to 1.00	1.75%	1.75%	2.75%	2.75%

Commencing on the Fifth Amendment Effective Date the Applicable Margin shall be as set forth in the pricing table below, based upon a Total Leverage Ratio which is greater than or equal to 1.50 to 1.00, and thereafter on each Adjustment Date, the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Total Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

TOTAL LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR TERM SOFR RATE LOANS
	Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan
Less than or equal to 0.50 to 1.00	1.75%	1.75%	2.75%	2.75%
Greater than 0.50 to 1.00 but less than 1.50 to 1.00	2.00%	2.00%	3.00%	3.00%
Greater than or equal to 1.50 to 1.00	2.25%	2.25%	3.25%	3.25%

If Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the date required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected in such statements.  Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default under Sections 10.1, 10.5(i) (solely with respect to a failure to comply with Section 6.5) or 10.7, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above, until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by the Loan Parties to Agent pursuant to Section 9.8.  Any increase in interest rates and/or other fees payable by the Loan Parties under the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of the Loan Parties on a Consolidated Basis or for any other reason, Agent determines that (a) the Total Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Total Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Loan Parties shall be obligated within three (3) days to pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Leverage Ratio would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Loan Parties; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Loan Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed (A) $1,000,000 for the fiscal year of Borrowers ending on March 31, 2021, (B) $500,000 for the fiscal year of Borrowers ending on March 31, 2022, (C) $2,000,000 for the fiscal year of Borrowers ending on March 31, 2023, (D) $2,250,000 for the fiscal year of Borrowers ending on March 31, 2024, and (E) $100,000 for any fiscal year of Borrowers thereafter, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups; provided, that, commencing with the fiscal quarter ending June 30, 2019, such amounts which may be added back pursuant to this clause (viii) with respect to Eligible Inventory which are not subject to a Repurchase Contract or which are at an MPA location shall be an aggregate amount not to exceed $1,000,000 for each fiscal quarter (any portion of such amount not fully used in any given fiscal quarter may be rolled over to a subsequent fiscal quarter during any four quarter period); provided, further, that, commencing with the fiscal quarter ending March 31, 2020, in no event shall the aggregate amount which may be added back pursuant this proviso to this clause (viii) exceed $4,000,000 for any trailing four quarter period, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) costs and expenses incurred as a result of any step up accounting adjustments, (xiii) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $700,000 for any fiscal year of Borrowers, (xiv) total of Premium To Inventory Purchases and amortization of Core Premium Asset in an aggregate amount not to exceed (I) $30,000,000 during the period April 1, 2018 through June 30,2021, and (II) $30,000,000 during the term of this Agreement for all periods starting on or after July 1, 2021, (xv) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed $32,000,000 for any periods ending on or prior to September 30, 2021, (xvi) specified investments in Customers which are expensed during such period; provided, however, that commencing April 1, 2018 the aggregate amount of such expense which may be added back pursuant to this clause (xvi) shall not exceed $10,855,000 during the term of this Agreement, (xvii) Extraordinary Freight Costs (i) for the fiscal quarter ending on June 30, 2022 not to exceed $1,749,000, and (ii) for the fiscal quarter ending September 30, 2022, not to exceed $1,541,000 and (xviii) for the period commencing on April 1, 2020 and ending on March 31, 2022, costs and expenses incurred as a result of increased operating costs in connection with the COVID-19 pandemic; provided, that, the aggregate amount which may be added back pursuant to this subclause (xviii) for any given period shall not exceed the aggregate amount disclosed for such costs and expenses in the corresponding 10-Q or 10-K filing (as applicable) for MPA for any such period; provided further, that, notwithstanding the preceding proviso, the aggregate amount which may be added back pursuant to this subclause (xviii) shall not exceed $13,000,000, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements, plus (d) without duplication and to the extent not included in determining Consolidated Net Income of such Person for such period, Internal Revenue Service refunds not to exceed $5,103,000 in the aggregate with respect to any employee retention credits.

(c)           Section 4.6 of the Loan Agreement is hereby amended by deleting “one (1) such visit” and inserting “two (2) such visits” in its place and stead.

(d)         Section 4.7 of the Loan Agreement is hereby amended by deleting the reference to “one (1) appraisal in any fiscal year” and inserting “two (2) appraisals in any fiscal year” in its place and stead.

(e)          Section 6.5 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“6.5.       Financial Covenants.

(a)
Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter, (i) beginning with the fiscal quarter ended March 31, 2018, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (ii) commencing with the fiscal quarter ended June 30, 2018, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, (iii) for the fiscal quarter ended June 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (iv) for the fiscal quarter ended September 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.01 to 1.0, (v) for the fiscal quarter ended December 31, 2022, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, (vi) for the fiscal quarters ending March 31, 2023 and June 30, 2023, a Fixed Charge Coverage Ratio of not less than 1.01 to 1.0, and (vii) for the fiscal quarter ending September 30, 2023 and thereafter, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, in each case, measured on a rolling four (4) quarter basis.

(b)
Total Leverage Ratio.  Maintain as of end of each fiscal quarter, (i) beginning with the fiscal quarter ended March 31, 2018, a Total Leverage Ratio of not greater than 2.5 to 1.0, (ii) commencing with the fiscal quarter ended June 30, 2018, a Total Leverage Ratio of not greater than 3.0 to 1.0, (iii) for the fiscal quarter ended September 30, 2022, a Total Leverage Ratio of not greater than 3.25 to 1.0, (iv) for the fiscal quarter ended December 31, 2022, a Total Leverage Ratio of not greater than 3.0 to 1.0, (v) for the fiscal quarter ending March 31, 2023, a Total Leverage Ratio of not greater than 3.50 to 1.0, (vi) for the fiscal quarter ending June 30, 2023, a Total Leverage Ratio of not greater than 3.25 to 1.0 and (vii) for the fiscal quarter ending September 30, 2023 and thereafter, a Total Leverage Ratio of not greater than 3.0 to 1.0, in each case, measured on a rolling four (4) quarter basis.

(c)
Minimum Undrawn Availability.  Maintain at all times Unsuppressed Undrawn Availability of not less than 17.5% of the Maximum Revolving Advance Amount which, as of the Fifth Amendment Effective Date, equals $41,758,500; provided, however, that compliance with this covenant shall cease to be required if the Compliance Certificates for the fiscal quarters ended March 31, 2023 and June 30, 2023 show compliance with the requirements of Sections 6.5 and 7.7 as of the end of such fiscal quarters.”

(f)           Section 11.5(a) of the Loan Agreement is amended by amending clauses “SEVENTH” and “EIGHTH” in their entirety to provide as follows:

“SEVENTH, to the payment of the outstanding principal amount of the US Obligations (other than principal in respect of US Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or Cash Collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);

EIGHTH, to all other US Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;”

(g)          Exhibit 1.2A is hereby amended in its entirety and replaced by Exhibit 1.2A annexed to the Fifth Amendment.

4.          Conditions to Effectiveness.  The effectiveness of this Fifth Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Fifth Amendment Effective Date”):

(a)         Representations and Warranties; No Event of Default.  After giving effect to this Fifth Amendment, including the waiver of the Specified Events of Default pursuant to Section 2 hereof, the following statements shall be true and correct: (i) the representations and warranties contained in this Fifth Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Fifth Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Fifth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default (other than the Specified Events of Default) shall have occurred and be continuing on the Fifth Amendment Effective Date or would result from the Fifth Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment.  Agent and the Lenders shall have executed this Fifth Amendment and shall have received a counterpart to this Fifth Amendment, duly executed by each Loan Party.

(c)          Payment of Fees.  Borrowers shall have paid, on or before the Fifth Amendment Effective Date, (i) the amounts set forth in the Fifth Amendment Fee Letter, and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Fifth Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 4(c) shall be fully earned and payable as of the Fifth Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account.

(d)        Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Fifth Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Fifth Amendment and each Other Document executed in connection with this Fifth Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Fifth Amendment and such Other Documents, (iii) that the copies of the Organizational Documents delivered to Agent on the Third Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Third Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents), and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization dated not more than thirty (30) days prior to the date of this Fifth Amendment, issued by the Secretary of State or other appropriate official of each such jurisdiction.

5.           Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Fifth Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)          Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Fifth Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Fifth Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)         Enforceability of this Fifth Amendment.  This Fifth Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)          Representations and Warranties; No Event of Default.  The statements in Section 4(a) of this Fifth Amendment are true and correct.

6.          Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Fifth Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Fifth Amendment Effective Date directly arising out of, connected with or related to this Fifth Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

7.            No Novation; Reaffirmation and Confirmation.

(a)        This Fifth Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Fifth Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)         Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Fifth Amendment.

8.           Miscellaneous.

(a)         Continued Effectiveness of the Loan Agreement and the Other Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Fifth Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Fifth Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Fifth Amendment.  To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Fifth Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

(b)         Counterparts.  This Fifth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Fifth Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Fifth Amendment.  Original signature pages shall promptly be provided to Agent.

(c)        Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Fifth Amendment for any other purpose.

(d)         Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Fifth Amendment.

(e)        Fifth Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Fifth Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Fifth Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Fifth Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Fifth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          Governing Law.  This Fifth Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)         Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS FIFTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	President and Chief Executive Officer

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ Kalina Loukanov
Name:	Kalina Loukanov
Title:	Acting Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

WEBSTER BUSINESS CREDIT, A DIVISION OF WEBSTER BANK, N.A.

By:	/s/ John R. Saffioti
Name:	John R. Saffioti
Title:	Director

BANK HAPOALIM B.M.

By:	/s/ John Yoler
Name:	John Yoler
Title:	EVP

By:	/s/ Michael Gorman III
Name:	Michael Gorman III
Title:	FVP

CATHAY BANK

By:	/s/ James Campbell
Name:	James Campbell
Title:	First Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Frank Mancini
Name:	Frank Mancini
Title:	First Vice President

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Senior Vice President